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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
ImageWare Systems, Inc.
San Diego, California

        We consent to the incorporation of our Independent Auditors' Report dated March 26, 2004, on the consolidated financial statements of ImageWare Systems, Inc. as of and for the year ended December 31, 2003, and to the reference to us as experts, in this Registration Statement on Form S-3 for the registration of certain shares held by shareholders and shares issuable in connection with warrants outstanding to be filed with the Securities and Exchange Commission on or around May 21, 2004.

/s/ STONEFIELD JOSEPHSON, INC. CERTIFIED PUBLIC ACCOUNTANTS Santa Monica, California May 20, 2004

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CONSENT OF INDEPENDENT AUDITORS